Exhibit (i)(14)

March 24, 2010

Artisan Funds, Inc.

875 East Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202-5402

RE: Artisan Global Equity Fund Investor Shares

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel for you in connection with the sale by you of an indefinite number of shares (the “Shares”) of common stock, $.01 par value, of the Investor class of Artisan Global Equity Fund (the “Fund”), a series of Artisan Funds, Inc. (the “Company”), in the manner set forth in Post-Effective Amendment No. 46 to the Company’s Registration Statement on Form N-1A (the “Registration Statement”). In connection with this opinion, we have reviewed: (i) the Registration Statement (and the prospectus of the Fund included therein); (ii) the Company’s Amended and Restated Articles of Incorporation, as amended, and By-Laws; (iii) certain resolutions of the Company’s Board of Directors; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.